Exhibit 10.15

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark
“[***]”.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into on March 1, 2017 (the “Effective Date”), by and between Brivo Systems LLC, a Delaware limited liability company (the “Company”), and Steve Van Till (“Executive”).

Statement of Facts

A.Executive currently serves as the President and Chief Executive Officer of the Company.

B.Executive acknowledges and agrees that the following legitimate business interests justify this Agreement:

•	Executive possesses confidential, proprietary and valuable trade secrets;
•	Executive possesses valuable and confidential business information;
•	Executive has substantial customer and vendor goodwill associated with an ongoing business and trade name; and
•	Executive has substantial relationships with specific prospective and existing customers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Certain Definitions.  Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2.Employment.  The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”).

3.Position and Duties.

(a)During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the duties, responsibilities and authority provided for in the Operating Agreement, subject to the power of the manager of the Company (the “Manager”) to expand or limit such duties, responsibilities and authority, either generally or in specific instances.  During the Employment Period, Executive shall report to the Manager or its designee.

(b)During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates.  Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.  Executive shall perform Executive’s duties and responsibilities principally at the Company’s headquarters located in the Bethesda, Maryland area; provided, however, that Executive acknowledges that he may be required to engage in travel in reasonable amounts in connection with the performance of his duties hereunder.  During his employment with the Company, Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Manager, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

4.Compensation and Benefits.

(a)Salary.  The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s regular payroll practices as may be in effect from time to time.  Executive’s initial salary shall be at the rate of $358,000.00 per year (the “Base Salary”).  The Manager shall review Executive’s Base Salary annually.

(b)Bonuses.  In addition to the rights and benefits under the Brivo, Inc. 2015 Equity Incentive Plan (the “Equity Incentive Plan”) and all awards granted to Executive thereunder, which are controlled solely by those plan terms and documents, Executive may be eligible for certain bonuses, whether in the form of cash or equity incentive awards, determined in accordance with the terms and conditions therefor established from time to time by the Manager.

(c)Standard Benefits Package.  Executive shall be entitled during the Employment Period to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package.  The Company’s “Standard Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Manager.

(d)Reimbursement of Expenses.  During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies, in effect from time to time, with respect to travel, entertainment and other business expenses, subject to the Company’s regular requirements with respect to reporting and documentation of such expenses.

(e)Vacation.  During the Employment Period, Executive will be entitled to paid time off to be taken in accordance with the Company’s vacation and leave policies in effect from time to time.

5.Employment Period.  The Employment Period under this Agreement shall commence on the Effective Date and continue until terminated upon the first to occur of any of the following events:

(a)Executive’s death;

(b)the Company’s termination of Executive’s employment due to Permanent Disability, as defined in paragraph 8(c);

(c)a Termination by the Company for Cause, as defined in paragraph 8(f);

(d)a Termination by the Company without Cause, as defined in paragraph 8(g);

(e)a Termination by Executive for Good Reason, as defined in paragraph 8(h); or

(f)a Voluntary Termination by Executive, as defined in paragraph 8(i).

6.Post-Employment Payments.

(a)Upon the termination of the Employment Period pursuant to paragraph 5, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any bonus earned but unpaid on the date of termination of Executive’s employment (which bonus shall be paid in accordance with the terms and conditions therefor established by the Manager), and any reimbursable expenses which have been incurred but are unpaid, each of which shall be paid on the next scheduled payroll date following the termination of the Employment Period, (ii) any plan benefits due or by which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company), (iii) all rights under and with respect to the Equity Incentive Plan and all awards granted to Executive thereunder and (iv) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (also known as COBRA).  In addition, Executive shall be entitled to the additional amounts described in subparagraph 6(b), in the circumstances described in such subparagraphs.

(b)If the Employment Period terminates pursuant to paragraph 5(d) on account of a Termination by the Company without Cause, or pursuant to paragraph 5(e) on account of a Termination by Executive for Good Reason, the Company shall continue to pay

Executive his Base Salary at the time of such termination for a period of one year following such termination, in accordance with the Company’s normal payroll practices.

(c)The Company shall not be obligated to make any payment under subparagraph 6(b) hereof unless (i) prior to the 60th day following the termination of the Employment Period Executive executes a release of all claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and affiliates and their respective members, shareholders, directors, officers, managers, employees and agents, relating to Executive’s employment by or separation from employment with the Company, in a form approved by the Manager and consistent with the terms of this Agreement, and (ii) any applicable revocation period has expired without Executive revoking such release.  Notwithstanding the foregoing, Executive shall not be required to release any claims arising after the date of the termination of employment.

(d)It is expressly understood that the Company’s payment obligations under subparagraph 6(b) shall cease in the event that Executive has breached any of the agreements in paragraph 7 hereof, to the extent that any such breach is not cured during any applicable notice and cure period, as provided in paragraph 8(f).

7.Competitive Activity; Non-solicitation; Confidentiality.

(a)Non-solicitation and Non-acceptance.  During the Restricted Period, Executive will not, for himself, as an agent or employee, or on behalf of any person, association, partnership or corporation, either directly or indirectly, knowingly solicit or attempt to obtain business from, accept business from, or do business with or service or indirectly aid or assist anyone else in the solicitation or acceptance of business from, any Restricted Customers for the purpose of providing cloud-based access control, security monitoring, or video services (collectively, the “Services”), other than on behalf of the Company and its subsidiaries and affiliates.  This provision applies both to the Restricted Customers and the residence or place of business occupied by such Restricted Customers.  In the event Executive is contacted by such Restricted Customers, Executive will inform such Restricted Customers that Executive cannot provide the Services to such Restricted Customers other than on behalf of the Company and its subsidiaries and affiliates.  Executive agrees to do so in a polite manner and to refer such Restricted Customers back to the Company.

(b)Non-competition.  During the Restricted Period, the Executive will not, either directly or indirectly, take any action in competition with the Services provided by the Company within the Restricted Territory.  Without limiting the generality of the foregoing, Executive will not, either directly or indirectly, within the proscribed geographic area (other than on behalf of the Company and its subsidiaries and affiliates):

(i)Engage or participate, anywhere in the Restricted Territory, in a business in competition with the Company’s Services, products or technology, whether existing at the date of this Agreement, or created during the course of the Executive’s employment; or

(ii)Solicit Restricted Customers for the purpose of offering or selling products or services that compete with the Company’s Services, products or technology, whether existing at the date of this Agreement, or created during the course of the Executive’s employment.

(c)Nondisclosure.  Executive acknowledges that he possesses certain confidential, proprietary and trade secret information, materials and business concepts with respect to the Services, which may include information regarding marketing, sales volume, sales methods, sales proposals, products, services, vendors, customer lists and files, and other confidential customer information (including current, prospective and former customers), accounting data and methods, operating procedures, pricing policies, strategic plans, intellectual property (including software code, copyrights, and patented and unpatented inventions), customer contracts and other agreements, manufacturer’s warranties, information about the Company’s employees, or other confidential or proprietary information belonging to or related to the Company’s affairs (collectively, the “Proprietary Information”).  During the Employment Period and for a period of two (2) years thereafter the Executive agrees: (i) not to publish, copy, disclose, allow to be disclosed, or use for Executive’s own benefit or for the benefit of any other person, firm, corporation or entity (other than the Company and its subsidiaries and affiliates), the Proprietary Information without the prior written consent of the Company, which can be withheld in the Company’s sole discretion; and (ii) to maintain strictly the confidentiality of the Proprietary Information at all times.  Executive agrees to take all necessary precautions to protect the Proprietary Information from unauthorized disclosure or use.  Upon the request of the Company, Executive agrees to execute and deliver to the Company an affidavit as to the complete and proper return of all Proprietary Information.

(d)Independent Contractors and Employees.  During the Restricted Period, the Executive will not, directly or indirectly, individually or through any other entity or otherwise, without the prior written consent of the Company, which can be withheld in the Company’s sole discretion, hire, employ or otherwise retain (other than on behalf of the Company or its subsidiaries or affiliates) the services of any person who was an independent contractor or employee of the Company within the twelve (12) month period preceding the termination of the Employment Period or knowingly take any action detrimental to the relationship between any such person and the Company.

Executive authorizes and consents to the disclosure of this Agreement to third parties for the purpose of protecting the Company’s rights hereunder, including pursuant to subparagraphs 7(a) though 7(d).

(e)Acknowledgment.  Executive acknowledges and recognizes that: (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the execution and delivery of this Agreement is a mandatory condition precedent to the continued employment of Executive by the Company; (iii) the scope of this Agreement regarding duration and the level of activities restricted is reasonable; (iv) Executive has no intention of violating this Agreement; and (v) the breach of this Agreement will be such that the Company may not have an adequate remedy at law because of the unique nature of the Security Business and the Proprietary Information, and the confusion to customers and the public that a breach would create.

(f)Representations.  Executive represents and warrants that: (i) he has the authority to enter into this Agreement, and that in doing so, he will not violate any agreement, order or law; and (ii) there are no third-party consents required for him to enter into this Agreement which have not been obtained and delivered to the Company.

(g)Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company, whether prior to or following the Effective Date (collectively, “Work Product”), belong to the Company and Executive hereby irrevocably assigns, and agrees to irrevocably assign, all right, title and interest in and to such Work Product (and all intellectual property rights embodied therein) to the Company.

(h)Remedies.  Executive acknowledges and agrees that the rights of the Company under this Agreement are of a specialized and unique character and that immediate and irreparable damage may result to the Company if Executive fails to or refuses to perform his obligations under this Agreement and, notwithstanding any election by the Company to claim damages from Executive as a result of any such failure or refusal, the Company may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction, to restrain any such failure or refusal.  Executive further acknowledges that the obligations set forth in subparagraphs 7(a) through 7(d) of this Agreement will be extended by the length of time during which Executive is judicially determined to be in breach of any of these obligations.  These remedies are cumulative with all other remedies provided by law or contract, and will not preclude the Company from later obtaining a judgment for money damages or specific acts against Executive or otherwise affect any other remedies that the Company may have.  The exercise of any right or remedy will be without prejudice to the right to exercise any other right or remedy provided in this Agreement, by law or in equity.

8.Definitions.

(a)“Operating Agreement” means that certain Limited Liability Company Agreement of the Company dated as of December 1, 2016, as amended from time to time.

(b)“Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s essential job functions with or without a reasonable accommodation for (i) a continuous period of 90 days and remains so incapable at the end of such 90-day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days, and Executive also qualifies for and commences receipt of benefits under the Company’s long term disability plan.

(c)“Restricted Customer” means a customer or account of the Company at any time within the 18-month period prior to the date of termination of the Employment Period.

(d)“Restricted Period” means the Employment Period and a period of one year thereafter.

(e)“Restricted Territory” means any of the States of the United States of America.

(f)“Termination by the Company for Cause” means the termination by the Company or any of its subsidiaries or affiliates of Executive’s employment with the Company or any of its subsidiaries or affiliates as a result of any one or more of the following: (i) Executive’s indictment for or conviction of, or plea of guilty or nolo contendere to, a felony or fraud; (ii) an act or acts of personal dishonesty taken by Executive that result in personal enrichment of Executive at the expense of the Company; (iii) the failure by Executive to comply with the lawful directions of the Manager or its designee which is not remedied or cured within ten (10) business days after Executive’s receipt of written notice of such failure from the Company; (iv) the engagement by Executive in illegal conduct that is materially injurious to the Company; or (v) a material breach by Executive of this Agreement which is not cured within thirty (30) days after Executive’s receipt of written notice of such material breach; provided, however, that a 5-business day cure period shall apply following written notice of any breach by Executive of paragraph 7 of this Agreement.  The Company’s termination of Executive’s employment shall not constitute a Termination by the Company for Cause unless (1) the Company has notified Executive in writing describing the occurrence of one or more events described in subparagraphs 8(f)(i)-(v) above within thirty (30) days of such occurrence, (2) if curable, Executive fails to cure such event(s) within thirty (30) days after receipt of such written notice (or within such shorter cure period as provided in subparagraph 8(f)(iii) and within 5 business days in the case of a breach of paragraph 7) and (3) the termination of employment occurs within seventy-five (75) days after the occurrence of the applicable event(s).  If the Company terminates Executive’s employment for any reason other than those specifically listed in subparagraphs 8(f)(i)-(v) or due to Executive’s death or Permanent Disability, such termination shall be considered a Termination by the Company without Cause.

(g)“Termination by the Company without Cause” means the termination by the Company or any of its subsidiaries or affiliates of Executive’s employment with the Company or any of its subsidiaries or affiliates for any reason other than a termination for Permanent Disability or a Termination for Cause.

(h)“Termination by Executive for Good Reason” means (i) a material diminution or dilution in Executive’s authority, duties, responsibilities or role, other than as a reasonable accommodation of a disability or as consented to in writing by Executive;

(ii) a material breach by the Company of this Agreement which is not cured within thirty (30) days after the Company’s receipt of written notice of such material breach; (iii) any reduction in Executive’s then-current Base Salary; or (iv) the occurrence of a Change of Control.  “Change of Control” shall mean (a) any sale or transfer of all or substantially all of the equity or membership interests of the Company (or a transaction having similar effect) in one transaction or a series of related transactions, (b) any sale of all or substantially all of the assets of the Company in one transaction or series of related transactions, or (c) a merger, consolidation or other transaction or series of related transactions that has a similar economic effect on any one of the foregoing.  Executive’s termination of employment shall not constitute a Termination by Executive for Good Reason unless (1) Executive has notified the Company in writing describing the occurrence of one or more events described in subparagraphs 8(h)(i)-(iv) above within thirty (30) days of such occurrence, (2) the Company fails to cure such event(s) within thirty (30) days after receipt of such written notice and (3) the termination of employment occurs within seventy-five (75) days after the occurrence of the applicable event(s).  If Executive resigns or terminates his employment for any reason other than those specifically listed in subparagraphs 8(h)(i)-(iv), such termination/resignation shall be considered a Voluntary Termination by Executive.

(i)“Voluntary Termination by Executive” means Executive’s termination of Executive’s employment with the Company or any of its subsidiaries or affiliates for any reason other than a termination for Good Reason.

9.Survival.  Subject to any limits on applicability contained therein, the provisions of paragraph 7 through 23 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.

10.Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.  This Agreement is intended to comply with, or (to the maximum extent permitted) to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and Treasury Regulations and other guidance thereunder (“Code Section 409A”) and shall be interpreted and administered accordingly.  Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

11.Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Steve Van Till
[***]
[***]

With a copy to:

Law Offices of Kathleen Cahill, LLC
15 East Chesapeake Avenue
Towson, Maryland 21286
Attn: Kathleen Cahill

Notices to the Company:

Brivo Systems LLC
c/o Brivo, Inc.
7700 Old Georgetown Rd, Suite 300
Bethesda, MD 20814
Attn: Dean Drako

With a copy to:

Williams Mullen
301 Fayetteville Street
Suite 1700
Raleigh, NC 27601
(PO Box 1000, Raleigh, NC 27602)
Attn: Aaron G. Spencer, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered.

12.Severability.  If any provisions of this Agreement as applied to any part or to any circumstances are adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.  The Company the Executive intend this Agreement to be enforced as written.  If any provision or any part of it is held to be invalid or unenforceable because of its scope or duration, the parties agree that the court making such determination will have the power to delete specific words or phrases and in its modified form such provision will then be enforceable.  The foregoing clause is not intended to be an admission or evidence that the scope or duration of this Agreement is unreasonable.

13.Complete Agreement.  This Agreement is an integrated document, contains the entire agreement between the parties, and wholly cancels, terminates and supersedes any and all previous and/or contemporaneous oral agreements, negotiations, commitments and writings between the parties with respect to this subject matter.  No change, modification, extension, termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon the parties unless made in writing and signed by the parties.  The parties further agree that the prior drafts of this Agreement will not be used to interpret this Agreement and will not be admissible into evidence at any time.

14.Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

15.Incorporation by Reference.  Any and all recitals, statements (including the Statement of Facts), reports, certificates or other documents or instruments referred to or attached to this Agreement are incorporated by reference into this Agreement.

16.Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except as otherwise provided herein.  Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Company.  Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger, consolidation, purchase of all or substantially all of the Company’s assets, or otherwise, provided such transferee or successor assumes the liabilities of the Company hereunder.

17.Third-Party Beneficiaries.  Nothing herein, expressed or implied, shall create or establish any third-party beneficiary hereto nor confer upon any person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

18.Choice of Law; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Maryland except for that state’s conflict of laws’ provisions.  EACH PARTY HEREBY (i) EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY AS PROVIDED HEREIN.

19.Executive’s Cooperation.  During the Employment Period, Executive shall reasonably cooperate with the Company and its subsidiaries and affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  If the Company requires

Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable out-of-pocket travel expenses (including reasonable lodging and meals, upon submission of receipts).

20.Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21.Executive’s Acknowledgment.  Executive acknowledges and agrees that he has received adequate consideration to support the covenants set forth in paragraph 7 above.

22.Consultation.  Executive acknowledges that he has carefully read and fully understood all of the provisions of this Agreement and had an opportunity to consult with his attorneys prior to executing this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

BRIVO SYSTEMS LLC

By:	/s/ Dean Drako
Name: Dean Drako Title: Chairman

EXECUTIVE:

/s/ Steve Van Till
Steve Van Till